Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights” in each of the Prospectuses and in “Portfolio Holdings Disclosure” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the incorporation by reference in the Statement of Additional Information of our report dated October 19, 2012, on the August 31, 2012 financial statements and financial highlights of Principal Funds, Inc., filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 120 to Form N-1A Registration Statement under the Securities Act of 1933 (No. 33-59474).

/s/ Ernst & Young LLP

Chicago, Illinois

December 26, 2012